EMPLOYMENT AGREEMENT

This Employment Agreement is entered into by and between CALIBRUS, INC., a Nevada corporation (“Employer”), and Jeff W. Holmes (“Employee”).

WHEREAS, Employer seeks to secure the services of Employee and Employee seeks to serve as a key employee of Employer, privy to all of Employer’s trade secrets, proprietary information, know how and other property interests owned or held by Employer.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the above premises, the promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:

1.

Employment Term and Extensions.

1.1.  Term.  Except as provided in paragraphs 1.2 and 11 of this Agreement, Employer will employ Employee, and Employee will enter and continue in Employer’s employment for a period of four (4) years, beginning as of the date Employee actually commences work and continuing until the earlier of the fifth anniversary of such date or a Termination (defined below).

1.2.  Extensions.  This Agreement automatically will extend for four (4) successive one (1) year terms unless, not less than ninety (90) days before the commencement of any such additional term, either Employer or Employee gives written notice to the other of a Termination.

2.

Duties.  Employee shall serve as Employer’s Chief Executive Officer, performing such duties, as Employer's Board of Directors shall prescribe.

3.

Extent of Service.  Employee shall devote his best efforts, full time, attention, energy and skills to discharge his duties and responsibilities to Employer and Employer’s business. Employee shall not, during the term of this Agreement, directly or indirectly, engage in any commercial enterprise for gain or profit, except that Employee may pursue any activity that is not inconsistent with Employer’s interests and that is approved in advance and in writing by Employer’s Board of Directors.

4.

Compensation.

     A)

Employee agrees to accept from Employer and Employer agrees to pay

Employee an annual salary of $180,000 ($15,000 per month) for the term of this agreement.  Employee shall be considered for Salary increases from time to time based on merit or such other criteria as the Board of Directors may determine with the approval of the Compensation Committee.

B)

If SG&A cost exceeds 40% of gross revenue, the Compensation Committee reserves the right to adjust the salaries of contract employees.  If salaries are adjusted, the percentage adjustment to Employee’s salary will not be larger than the percentage made to the Chief Executive Officer’s.

C)

The Compensation Committee will convene at the last scheduled Board of Directors meeting of the calendar year (usually during November) and determine if Options should be granted or a cash bonus should be paid based on the company’s performance and the individual’s performance during the year.  Compensation committee decisions on option grants and bonus payments will usually be carried out during the last week of the calendar year.

5.

Additional Benefits.  Employer will provide Employee with reasonable and customary life, health and disability insurance, as well as two (2) weeks vacation annually, sick leave, and other benefits that Employer currently provides to its employees or that Employer’s Board of Directors later determines to be appropriate and that Employer then provides to its employees.  Employee acknowledges that the extent and level of benefit provided by Employer may be decreased during the term of this Agreement.  In lieu of providing health insurance coverage; Employer shall pay the cost of premiums continuing Employee’s current health insurance coverage through COBRA during the period of its availability, upon submittal of invoices for such insurance premiums.

6.

Expenses.  Employer will pay, or reimburse Employee, for reasonable and necessary expenses incurred in Employee’s promotion of Employer’s business, consistent with such policies as may be established by Employer from time-to-time with respect to expenses and expense reimbursement.  Such policy changes shall not affect reimbursable expenses already incurred under any prior policy in effect when such expenses were incurred.  Employee will be entitled to such reimbursement only upon his providing proof of the expenses for which Employee seeks reimbursement, in accordance with Employer’s expense reporting policies, as in effect from time to time.

7.

Information Disclosure.  Employer acknowledges that Employer’s customer lists, know-how, trade secrets, proprietary information and other intellectual property interests now or in the future owned and held by Employer are valuable assets to Employer’s business.  Employee will not, during or after the term of his employment by Employer, disclose any information or knowledge with respect to such assets or any part of such assets to any person or entity.  If Employee breaches or threatens to breach this paragraph, and because of the difficulty of otherwise enforcing this paragraph, Employer may seek and receive an injunction restraining Employee from disclosing, in whole or in part, any information or knowledge with respect to such of Employer’s assets.  In addition to the above, Employer may pursue any and all other legal and equitable remedies available to Employer.  This paragraph shall not apply to information that is or becomes generally known to the public or trade (except by reason of Employee’s breach of his obligations hereunder), and information that Employee is required to disclose by order of a court of competent jurisdiction (but only to the extent specifically ordered by such court, and when reasonably possible, Employee shall give Employer prior written notice of such intended disclosure so that Employer has the opportunity to seek a protective order if it deems such an order appropriate).

8.

Agreement Not to Compete.  As a material term of this Agreement and in order to protect the goodwill, the client and vendor relations, the confidential information, the competitive business advantage of Employer and Employer’s investment in the training and education of Employee, Employee agrees that, beginning with Employee’s employment with Employer and extending for a period of one (1) year after the date of the termination of that employment with Employer, Employee shall not, anywhere within the United States, Canada or any other geographical area where Employer conducts its business, directly or indirectly, be or become an officer, director, stockholder, investor, lender, partner, proprietor, trustee, employee, advisor, consultant or agent of any corporation, partnership, trust or other business organization or entity engaged or to be engaged in or, individually, engage in any business or businesses competing with or similar to that of Employer existing on or after the date of such Termination without first obtaining the express written consent of Employer.  Employer conducts business on the Internet, and operates in numerous markets throughout the world.  In addition, Employee will not, for a period of one (1) year after a Termination, directly or indirectly (i) recruit any person employed by Employer to leave such employment, (ii) solicit the employment of any such person on Employee's own behalf or on behalf of any other individual or entity, or (iii) knowingly and willfully endeavor on Employee’s own account or on behalf of any other individual or entity to interfere with any of Employer's existing or prospective advantageous business relationships.  Employee acknowledges and agrees that the remedy at law for any breach or threatened breach by Employee of any of the provisions of this paragraph will be inadequate and Employer, in addition to any other remedies, rights or damages available to it at law or equity, shall be entitled to injunctive relief to prevent or restrain any such breach.

Employee acknowledges and agrees that the remedy at law for any breach or threatened breach by Employee of any of the provisions of this paragraph will be inadequate and Employer, in addition to any other remedies, rights or damages available to it at law or equity, shall be entitled to injunctive relief to prevent or restrain any such breach.

Employee certifies and acknowledges that he has carefully read the foregoing provisions, that he understands and will fully and faithfully comply with all of the provisions hereof, and that the limitations imposed do not unduly restrict his ability to earn a living and are reasonable in their duration and territorial coverage, and are necessary to protect legitimate business interests of Employer.

9.

Employer’s Property.  Without limiting the generality of any foregoing provision, Employee acknowledges and agrees that memoranda, notes, records and other documents made or compiled by Employee or made available to Employee during the term of this Agreement concerning the business of Employer, shall be Employer’s property and shall be delivered by Employee to Employer upon a Termination or at any other time at Employer's request.

A.1

Assignment Of Inventions.

(a)

All Inventions shall be the sole property of the Employer, and Employee agrees to perform the provisions of this Section 9.1 with respect thereto without the payment by the Employer of any royalty or any consideration therefore other than the regular compensation paid to Employee in the capacity of an employee or consultant.

(b)

Employee shall maintain written notebooks in which he shall set forth, on a current basis, information as to all Inventions, describing in detail the procedures employed and the results achieved as well as information as to any studies or research projects undertaken on the Employer’s behalf.  The written notebooks shall at times be the property of the Employer and shall be surrendered to the employer upon termination of his engagement or, upon the request of the Employer, at any time prior thereto.

(c)

Employee shall apply, at the Employer’s request and expense, for United States and foreign letters patent or copyrights either in Employee’s name or otherwise as the Employer shall desire.

(d)

Employee hereby assigns to the Employer all of his rights to such Inventions, and to applications for United States and/or foreign letters patent or copyrights and to United States and/or foreign letters patent or copyrights granted upon such Inventions.

(e)

Employee shall acknowledge and deliver promptly to the Employer, without charge to the Employer, but at its expense, such written instruments (including application and assignments) and do such other acts, such as giving testimony in support of Employee’s inventorship, as may be necessary in the opinion of the Employer to obtain, maintain, extend, reissue and enforce United States and/or foreign letters patent and copyrights relating to the Inventions and to vest the entire right and title thereto in the Employer of its nominee.  Employee acknowledges and agrees that any copyright developed or conceived of, by Employee during the term of his employment which is related to the business of the Employer shall be a “work for hire” under the copyright law of the United States and other applicable jurisdictions.

(f)

Employee represents that his performance of all the terms of this Agreement and as an employee of or consultant to the Employer does not and will not breach any trust prior to his employment by the Employer.  Employee agrees not to enter into any agreement either written or oral in conflict herewith and represents and agrees that he has not brought and will not bring with him to the Employer or use in the performance of his responsibilities at the Employer any materials or documents of a former employer which are not generally available to the public, unless he has obtained written authorization from the former employer for their possession and use, a copy of which has been provided to the Employer.

(g)

No provisions of the Paragraph shall be deemed to limit the restrictions applicable to Employee under Section 8 and 9.

10.

Shop Rights.  The employer shall also have the royalty-free right to use in its business, and to make, use and sell products, processes and/or services derived from any inventions, discoveries, concepts and ideas, whether or not patent able, including but not limited to processes, methods, formulas and techniques, as well as improvements thereof or know-how related thereto, which are not within the scope of Inventions as defined herein but which are conceived of or made by Employee during the period he is engaged by the Employer or with the use or assistance of the Employer’s facilities, materials, or personnel.

11.

Termination.  Employee’s employment may be terminated for any of the reasons set forth in paragraphs 11.1 to 11.6 of this Agreement (each and all of which are herein referred to as a “Termination”).  In the event that Employee is terminated by Employer, Employee shall, within the earlier of seven (7) days of Termination or the next regular pay period, receive 30 days severance benefits, including full salary, continued health and other benefits for 30 days and shall receive payment of any accrued bonuses and take possession of all vested Options.

11.1.

Breach of Agreement.  Employer may terminate Employee’s employment if Employee fails to carry out any material duty contained herein or assigned by the Board of Directors.

11.2

Extensions.  Employer or Employee may terminate Employee’s employment upon written notice to the other if given not less than ninety (90) days before the expiration of the term of this Agreement or any extension thereof, as provided in paragraph 1 hereof.

11.3.  Change of Control.  At Employer’s option, Employer may terminate Employee’s employment, if (a) Employer sells a substantial portion of Employer’s assets, (b) Employer determines to terminate and liquidate its business, or (c) Employer is merged or consolidated into an entity in which Employer is not the surviving entity or if Employer is purchased or acquired by or merged into an entity in such a manner as to transfer the day-to-day operational control of Employer to such entity.  If Employer is operating in a positive cash flow and positive earnings per share at the time of change of control and the Employee is terminated as a result of change of control, Employer will pay the Employee three (3) months severance pay within ninety (90) days of change of control.

11.4.

Criminal Conduct.  Employer may terminate Employee’s employment if Employee is convicted, by a court of competent and final jurisdiction, of any crime that constitutes a felony in the relevant jurisdiction.

11.5.

Fiduciary Duty; Conduct. Employer may terminate Employee’s employment if (a) Employee commits any material act of fraud against, or materially breaches any fiduciary duty to, Employer; or (b) if Employee commits any act involving moral turpitude, unethical or unprincipled conduct, or which tends to subject Employer to ridicule, contempt or negative publicity (whether or not protected by the Constitution).

11.6

Incapacity.  Employer may terminate Employee’s employment if Employee becomes incapacitated or ill or otherwise is unable to fulfill his obligations for a period of more than sixty (60) days.

11.7    Layoff.  If the Employee is laid off without cause and Employer cash flow and earnings are positive the Employee will be paid three (3) months severance within ninety (90) days of the layoff.

12.

Survival.  Without limiting the survival of other provisions of this Agreement, the provisions of paragraphs 7 and 8 shall survive Employee’s Termination and the expiration of the term or any extension of this Agreement, irrespective of reason therefore.

13.

Review By Counsel.  Employee acknowledges that he has had an opportunity to seek advice and counsel from his own legal representative, and that in determining whether to execute this Agreement, he is not relying on Employer or its counsel for legal advice.

14.

Miscellaneous.

14.1.

Assignment.  This Agreement shall inure to the benefit of and shall be binding upon the heirs and personal representative of Employee and shall inure to the benefit of and be binding upon Employer and its successors and assigns.  However, neither Employee nor Employer may assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of its or his rights hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, and any such attempt to assign, transfer, pledge, encumber or hypothecate without such consent shall be null and void.

14.2

Attorneys’ Fees.  If a dispute arises from this Agreement, the prevailing party shall be entitled to collect its reasonable costs and expenses, including reasonable attorneys' fees, from the losing party.

14.3

Alternative Dispute Resolution.  Any dispute between Employer and Employee regarding any term, provision or breach of  provision of this Agreement shall be resolved through binding arbitration by an arbitrator mutually agreed upon by Employer and Employee.

14.4.

Venue and Choice of Law.  Any disputes between the parties resolved pursuant to Section 13.3 shall be adjudicated in Phoenix, Arizona, unless otherwise agreed by both parties in writing and such disputes shall be governed by Arizona substantive and procedural law.

14.5.

Complete Agreement.  This Agreement supersedes any and all prior agreements and understandings between the parties with respect to Employer’s employment of Employee and constitutes the complete understanding between the parties with respect to Employer's employment of Employee.  No statement, representation, warranty or covenant made by either party with respect to Employee’s employment will be binding unless expressly set forth in this Agreement.  This Agreement may not be altered, modified or amended except by written instrument signed by each of the parties.

14.6.

Counterparts.  The parties may execute this Agreement in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

14.7.

Headings.  The paragraph headings of this Agreement are for convenience of reference only and shall not expand, modify, limit or define the text of this Agreement.

14.8.

Notices.  Any notice or other communication required or made under this Agreement shall be in writing and shall be delivered personally, telegraphed or telexed, or sent by registered, certified or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed or telexed, or, if mailed, two days after the date of mailing, to the recipient at the following address (or to such other address as the recipient may designate by giving written notice):

To Employee:

Jeff W. Holmes

P.O. Box 11207

Zephyr Cove, NV 89448

To Employer:

Calibrus, Inc.

1225 W. Washington St. Suite 213

Tempe, AZ 85281

14.9.

Severability; Blue Pencilling.  If any one or more of the provisions of this Agreement shall be deemed to be invalid, illegal or unenforceable in any respect, in whole or in part, the validity, legality and enforceability of the remainder of the provisions of this Agreement shall not in any way be affected.  In addition, to the extent that any provision of this Agreement is deemed unenforceable as written, a tribunal of competent jurisdiction deciding any dispute between the parties may amend such provisions by deleting or limiting clauses or portions of such provision as are necessary to cause such provision to be enforceable under the applicable law.

14.10.

Waivers.  A written waiver, or successive written waivers, by either party of any breach or default by the other party of any of the terms and provisions of this Agreement, shall not operate as a wavier, or custom of waiver, of any other breach or default, whether similar to or different from the breach or default waived.  No wavier shall be effective unless in writing and signed by the party to be charged.

14.11.

Effective Date; No Conflict.  Employee represents and warrants to Employer that his employment by Employer and his performance of his duties and activities hereunder, does not and will not breach any contract or agreement to which Employee is a party or is subject, or breach any duty Employee has to keep in confidence the proprietary information or intellectual property rights of another.

IN WITNESS WHEREOF, the undersigned parties have executed this Employment Agreement as of January 1, 2005.

            Holmes:                                                                          Employer

                                                                                                CALIBRUS, INC.

          By:_____________________                                       By:_____________________

               Jeff W. Hoilmes                                                              Chairman of the Board
                                                                                                                                        Board of Directors